Exhibit 10.4

Execution Version

THIS Guarantee AGREEMENT (the ‘Agreement’) is made on 18 August 2023

BETWEEN:

(1)	ADS-Tec Energy GmbH, a limited liability company under German law, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Stuttgart under number HRB 762810 (the ‘Guarantor’); and

(2)	EACH OF THE LENDERS LISTED ON SCHEDULE 1 ATTACHED HERETO acting in their capacities as lenders under the Promissory Notes (the ‘Lenders’).

WHEREAS:

(A)	The Borrower has promised to pay to the Lenders in USD the aggregate principal amount and interest as provided for under the Promissory Notes.

(B)	The Guarantor has agreed to provide guarantees for the Borrower’s obligations under the Promissory Notes pursuant to the terms of this Agreement.

IT IS AGREED as follows:

1.	Interpretation

Capitalised terms used in this Agreement and not otherwise defined herein shall bear the same meaning as in the Promissory Notes unless the context otherwise requires. In this Agreement:

‘Guarantee’ has the meaning given to this term in Clause 2.1.

‘Parties’ means the Guarantor and the Lenders.

‘Promissory Notes’ means, collectively, each secured promissory note dated on or about the date of this Agreement issued by ads-tec Energy, Inc., a Delaware corporation, to the Lenders.

2.	Guarantee (Garantie)

2.1	The Guarantor irrevocably and unconditionally guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to pay to the Lenders any amount of principal, interest, costs, expenses or other amount under or in connection with the Promissory Notes that has not been paid by the Borrower (the ‘Guarantee’).

2.2	The payment shall be due (fällig) within seven (7) Business Days of a written demand by the Lenders stating the sum demanded from the Guarantor and that such sum is an amount of principal, interest, costs, expenses or other amount under or in connection with the Promissory Notes that has not been paid by the Borrower.

2.3	For the avoidance of doubt the Guarantee does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights or defences the Guarantor may have with respect to any payment requested in writing by the Lenders under the Guarantee.

2.4	The obligations of the Guarantor under the Guarantee shall not exceed the obligations of the Borrower under or in connection with the Promissory Notes from time to time.

3.	Reinstatement

If any payment by the Borrower or any discharge given by the Lenders is avoided (angefochten) or reduced as a result of insolvency (Insolvenzanfechtung) or any similar event:

(a)	the liability of the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Lenders shall be entitled to recover the value or amount of that security or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

4.	Excluded Defences

(a)	The obligations of the Guarantor created under this Agreement shall not be affected by an act or omission that relates to the principal obligation of the Borrower and that would reduce, release or prejudice any of the obligations of the Guarantor under this Agreement.

(b)	The obligations of the Guarantor under this Agreement shall not be reduced by unenforceability, illegality or invalidity of any obligation of the Borrower under the Promissory Notes.

(c)	For the avoidance of doubt, nothing in this Agreement shall preclude any defences that the Guarantor (in its capacity as Guarantor only) may have against the Lenders that the Guarantee does not constitute its legal, valid, binding or enforceable obligations.

5.	Immediate Recourse

The Lenders shall not be required to proceed against any person before claiming from the Guarantor under this Agreement.

6.	Representations and Warranties

The Guarantor hereby represents and warrants to Lenders that:

(a)	it is a limited liability company duly incorporated and validly existing under German law (Gesellschaft mit beschränkter Haftung);

(b)	it has the power to own its assets and carry on its business as it is being conducted;

(c)	to the best of its knowledge and belief, the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations;

(d)	to the best of its knowledge and belief, the entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with any material law or material regulation applicable to it, its constitutional documents, or any material agreement or instrument binding upon it or any of its assets; and

(e)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

7.	Partial Invalidity

7.1	The Parties agree that should at any time, any provisions of this Agreement be or become null and void (nichtig), invalid or due to any reason ineffective (unwirksam) this shall indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement shall remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties intent to uphold this Agreement even without the void, invalid or ineffective provisions.

7.2	The null and void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

8.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lenders, any right or remedy under the Promissory Notes shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Promissory Notes. No election to affirm any of the Promissory Notes on the part of the Lenders shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.

9.	Amendments

Changes and amendments of this Agreement including this Clause 9 (Amendments) must be made in writing (Schriftform). This shall also apply to amendments of this written form requirement.

10.	Applicable Law

This Agreement is governed by German law.

11.	Jurisdiction

The district court (Landgericht) of Stuttgart, Germany, has jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement).

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SCHEDULE 1

LENDERS

1.       The Lucerne Capital Special Opportunity Fund, Ltd.

2.       The Lucerne Capital Master Fund, L.P.

Signatures

ADS-Tec Energy GmbH

/s/ Thomas Speidel
Name: Thomas Speidel
Title: CEO

Name:
Title:

The Lucerne Capital Special Opportunity Fund, Ltd.

/s/ Pieter Taselaar
Name: Pieter Taselaar
Title: Director

Name:
Title:

The Lucerne Capital Master Fund, L.P.

/s/ Pieter Taselaar
Name: Pieter Taselaar
Title: Managing Member, GP

Name:
Title: